Exhibit 10.2
BELO 2004 EXECUTIVE COMPENSATION PLAN
NON-EMPLOYEE DIRECTOR AWARD NOTIFICATION
Director:
Date of Grant:
Under the terms of the Belo 2004 Executive Compensation Plan (the “Plan”), you have been granted the following awards. All awards are effective on the Date of Grant set forth above and are subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference. Your long-term incentive awards are described below.
1. Stock Options.

No. of shares:	___shares of Belo Series B Common Stock

Option exercise price:	$ ___ per share

Vesting and exercise dates:	___shares on and after [100% one year from grant date]

Expiration date:	The option will expire on, and may not be exercised after, [ten years from grant date]
Your right, if any, to exercise vested and unvested stock options upon your termination of service is set forth in the termination guidelines attached as Appendix A to this Award Notification.
2. Restricted Stock Units (RSUs)*.

No. of RSUs:

Vesting:	100% on the date of the annual meeting of shareholders on [one year following grant date]

Payment date:	Within 10 business days following the date of the annual meeting of shareholders in [three years following grant date]

Form of payment:	60% in shares of Belo Series A Common Stock; 40% in cash
Your right, if any, to payment with respect to your Restricted Stock Units upon your termination of service is set forth in the termination guidelines attached as Appendix A to this Award Notification.

*	RSUs are referred to in the Plan as “Deferred Shares.”
3. Change in Control. In the event of a Change in Control as defined in the Plan, (i) all unvested stock options will vest and become exercisable immediately and (ii) all RSUs will vest immediately. Vested RSUs will be paid at the earliest practicable date that payment may be made without violating any applicable provision of Section 409A of the Internal Revenue Code

Appendix A
Termination Guidelines for Stock Options and Restricted Stock Units
Granted to Non-Employee Directors

Termination Reason	Stock Options	Restricted Stock Units

Voluntary resignation	Unvested options are forfeited immediately. Vested options remain exercisable for original term of the option.	Vesting will be pro-rated based on actual service rendered. Payment is made on the normal payment date (date of annual meeting 3 years from grant date).

Retirement	Vesting is accelerated and options remain exercisable for original term of the option.	Vesting will be pro-rated based on actual service rendered. Payment is made on the normal payment date (date of annual meeting 3 years from grant date).

Death or Disability	Vesting is accelerated and options remain exercisable for original term of the option.	Vesting is accelerated and RSUs are paid as soon as practicable.